SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is effective October 31, 2010 by and between WWA Group Inc., a Nevada corporation with its corporate office at 2465 W. 12th St. Tempe, Suite 2, Tempe, Arizona 85281-6935 (“Seller); and Seven International Holdings, Ltd, Suite 1401, 14th Floor, World Commerce Centre, Harbour City, 7-11 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (“Buyer”).

Recitals

WHEREAS, Seller owns fifty thousand (50,000) shares par value one United States dollar ($1.00) or one hundred percent (100%) of the issued and outstanding shares of World Wide Auctioneers, Ltd., a British Virgin Islands company with an address at P.O. Box 17774, Jebel Ali Free Zone, Dubai, United Arab Emirates (“LTD”), which shares constitute 100% of the ownership and right to ownership of LTD (the “Shares”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the LTD Shares upon the terms and conditions set forth in this Agreement.

Agreements

Now, therefore, in consideration of the premises, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

PURCHASE

Section 1.1       Sale.  Seller is selling and transferring the LTD Shares to Buyer free and clear of any and all liens, pledges, options, encumbrances, adverse interests and claims of any kind (collectively, “Liens”).

Section 1.2       Purchase. Buyer is purchasing the LTD Shares in the form of a straight assumption of all of the assets and liabilities of LTD at October 31, 2010, including LTD’s United Arab Emirates (“U.A.E.”) branch and trade license issued by the Jebel Ali Free Zone Authority (“JAFZA”).

Section 1.3       Usage of Proprietary Rights Granted. Seller will be granted the perpetual right, subject to and qualified by the provisions of this Agreement, to the usage of certain of the proprietary rights acquired by Buyer as detailed in Exhibit A hereto, provided that Seller does not directly compete with other WWA auction operations in other countries, and does not cause harm to the name and reputation of “WWA” brand names.   Seller agrees not to directly compete with Buyer in the construction equipment auction business using online auctions or any other auction business.   Seller is subject to fiscal penalty if Seller engages in competitive business, uses any version of the LTD’s software or the LTD’s database for purposes deemed by Buyer to cause dilution to the LTD’s auction business.

Section 1.4       Purchase Price.  The purchase price for the LTD Shares is ten United States dollars ($10.00) and such other good and valuable consideration the receipt of which is acknowledged hereby.

Exhibit 10

ARTICLE 2
Closing

Section 2.1       Closing. The execution and delivery of this Agreement will take place at midnight, Mountain Standard Time, on October 31, 2010 (the “Closing”) at which the parties shall make the deliveries provided in this Article 2.

Section 2.2       Delivery of LTD Shares.  At or after Closing, Seller shall deliver to Buyer a certificate representing the LTD Shares in the name of Buyer.

Section 2.3       Other Deliverables.  At or after Closing, each party hereto shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other party, as such other party may reasonably request in order to carry out or evidence the terms of this Agreement.

ARTICLE 3
SUBSEQUENT TO Closing

Section 3.1       Management of LTD.

Seller agrees to assist in the handover and training of new management of LTD, for a period of 6 months from the Closing.  Seller will be compensated at a rate commensurate with management salaries prior to the Closing.

ARTICLE 4

Representations and Warranties of Seller and LTD

Seller and LTD represent and warrant to Buyer, as of the date of this Agreement, as follows:

Section 4.1       Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and LTD is a company duly organized, validly existing and in good standing under the laws of British Virgin Islands. Seller and LTD have all requisite corporate power and authority to own and operate their properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement and to carry on business as presently conducted and as presently proposed to be conducted.  Seller and LTD are duly qualified and authorized to do business and are in good standing in each jurisdiction in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Seller or LTD or their businesses.  LTD is not a participant in any joint venture, partnership or similar arrangement nor will it own equity securities in other corporations, limited partnerships or similar entities subsequent to the Closing.

Section 4.2       Capitalization; Voting Rights.  The issued and outstanding capital shares of LTD consist of fifty thousand (50,000) shares, par value one United States dollar ($1.00). All issued and outstanding shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) were issued in compliance with all applicable laws concerning the issuance of securities. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or membership unit holder agreements, or agreements of any kind for the purchase or acquisition from LTD of its securities. When transferred in compliance with the provisions of this Agreement, the LTD Shares will be validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances; provided, however, that the LTD Shares may be subject to restrictions on transfer subject to applicable laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

Section 4.3       Authorization; Binding Obligations.  All corporate action on the part of LTD, its management and shareholders necessary for the authorization of this Agreement, the performance of all obligations of LTD hereunder at the Closing, the sale, transfer and delivery of the LTD Shares pursuant hereto has been taken or will be taken prior to the Closing.  The Agreement, when executed and delivered, will represent a valid and binding obligation of LTD enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights; and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.  The sale of the LTD Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

Section 4.4       Financial Statements; Interim Changes. LTD has delivered to Buyer its unaudited balance sheet (the “Balance Sheet”) as at September 30, 2010 (the “Statement Date”). The Balance Sheet is complete and correct in all material respects and presents fairly the financial condition of LTD as of the Statement Date.

Section 4.5       Liabilities.  LTD has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Balance Sheet, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

Section 4.6       Agreements; Action.

(a)        There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which LTD is a party or to its knowledge by which it is bound which may involve (i) the license of any proprietary right to or from LTD except that right of use granted by Seller to Buyer hereto, (ii) provisions restricting or affecting the business LTD, or (iii) indemnification by LTD with respect to the infringement of proprietary rights.

(b)        LTD has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any its capital shares, (ii) incurred any indebtedness for money borrowed or any other liabilities except than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business as disclosed in the Balance Sheet, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

Section 4.7       Changes.  Since the Statement Date, there has not been to Seller’s or LTD’s knowledge:

(a)        Any change in the assets, liabilities, financial condition or operations of LTD from that reflected in the Balance Sheet, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of LTD;

(b)        Any material change, except in the ordinary course of business, in the contingent obligations of LTD by way of guaranty, endorsement, indemnity, warranty or otherwise;

(c)        Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of LTD;

(d)        Any waiver by LTD of a valuable right or of a material debt owed to it;

(e)        Any direct or indirect loans made by LTD to any employee, manager or the membership unit holder of LTD, other than advances made in the ordinary course of business;

(f)        Any material change in any compensation arrangement or agreement with any employee, manager or the membership unit holder;

(g)                Any declaration or payment of any dividend or other distribution of the assets of LTD; or

(h)               Any debt, obligation or liability incurred, assumed or guaranteed by LTD, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business.

Section 4.8       Title to Properties and Assets. LTD has good and marketable title to its properties and assets, including without limitation the properties and assets reflected in the Balance Sheet, and good title to its leasehold estates, in each case subject to mortgages, pledges, liens, encumbrances or other charges, including (i) those resulting from taxes which have not yet become delinquent, (ii) liens and encumbrances which may materially detract from the value of the property subject thereto or materially impair the operations of LTD, and (iii) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by LTD are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

Section 4.9       Compliance with Other Instruments.  LTD is not in violation or default of any term of its governing documents, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to LTD which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of LTD.  The execution, delivery, and performance of and compliance with this Agreement, and the issuance and sale of the LTD Shares pursuant, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of LTD or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit license, authorization or approval applicable to LTD, its business or operations or any of its assets or properties.

Section 4.10     Litigation.  There is no action, suit, proceeding, or investigation, pending, or to LTD’s knowledge, currently threatened against LTD that questions the validity of this Agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of LTD, financially or otherwise, or any change in the current equity ownership of LTD, nor is LTD aware that there is any basis for the foregoing.  The foregoing includes, without limitation, actions pending or threatened (or any basis therefore known to LTD) involving the prior employment of any of LTD’s employees, their use in connection with LTD’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. LTD is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by LTD currently pending or which LTD intends to initiate.

Section 4.11     Tax Returns and Payments.  LTD has timely filed all tax returns required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and to LTD’s knowledge all other taxes due and payable by LTD on or before the Closing have been paid or will be paid prior to the time they become delinquent.  LTD has not been advised (i) that any of its returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to its taxes.  LTD has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

Section 4.12     Employees.  No employee has any agreement or contract, written or verbal, regarding his employment, other than standard 12-month employment contracts required by the Jebel Ali Free Zone Authority. LTD is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To LTD’s knowledge, no employee of LTD, nor any consultant with whom LTD has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, LTD because of the nature of the business to be conducted by LTD; and to LTD’s knowledge the continued employment by LTD of its present employees, and the performance of LTD’s contracts with its independent contractors, will not result in any such violation. LTD has not received any notice alleging that any such violation has occurred. No employee of LTD has been granted the right to continued employment by LTD or to any material compensation following termination of employment with LTD.  LTD is not aware that any manager or key employee, or that any group of key employees, intends to terminate their employment with LTD, nor does LTD have a present intention to terminate the employment of any manager, key employee or group of key employees.

Section 4.13     Compliance with Laws; Permits.  To its knowledge, LTD is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of LTD. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the purchase of the LTD Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. LTD has all permits and licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of LTD and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

Section 4.14     Environmental and Safety Laws.  To its knowledge, LTD is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

Section 4.15     Offering Valid.  Assuming the accuracy of the representations and warranties of Buyer contained in Article 5 hereof, the offer, and sale of the LTD Shares will be exempt from the registration requirements of all applicable securities laws and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable securities laws.

Section 4.16     Full Disclosure.  To Seller’s and LTD’s knowledge and belief, this Agreement, the Exhibit hereto, and any certificate expressly delivered by Seller and LTD to Buyer or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, neither contain any untrue statement of a material fact nor, to Seller’s or LTD’s knowledge and belief, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  To Seller’s and LTD’s knowledge and belief, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition or operations of LTD that have not been set forth in the Agreement, the Exhibit hereto or in other documents expressly delivered to Buyer or its attorneys or agents in connection herewith.

ARTICLE 5
Representations and Warranties of BUYER

Buyer represents and warrants to Seller and LTD, as of the date of this Agreement and as of Closing, as follows:

Section 5.1       Authority. Buyer has all requisite right, power, authority and capacity to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, redemption, reinstatement, and other laws affecting the rights or remedies of creditors generally and (b) general principles of equity.

Section 5.2       Investment. Buyer is acquiring the LTD Shares for investment purposes, and not with a view to distribution or resale thereof in violation of applicable securities laws and regulations.

Section 5.3       No Conflicts.  The execution, delivery and performance by Buyer of this Agreement does not and will not:  (a) conflict with, violate, result in a breach of or constitute a default under any agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound; (b) conflict with or violate any order, judgment, decree, statute, rule or regulation applicable to Buyer; or (c) require any consent, approval or authorization of, or filing with, any governmental authority or any other third party.

Section 5.4       Litigation.  There is no action, suit, proceeding or investigation pending, or to Buyer’s knowledge threatened, against Buyer which questions or challenges the validity of this Agreement or any action to be taken by Buyer pursuant to this Agreement, and, to Buyer’s knowledge, there is no basis for any such action, suit, proceeding or investigation.

Section 5.5       Commitments. Buyer agrees to honor all commitments made by LTD and Seller in regards to LTD, including the yard lease contract with the JAFZA.

Section 5.6       Due Diligence. Buyer has performed its own audit and completed its own due diligence in regard to LTD’s business and the Balance Sheet.  Buyer has performed all due diligence with JAFZA in regards to the commitments reference in Section 5.5.

Section 5.7       Guarantees.  Buyer agrees to formally assume all corporate guarantees in place signed by Seller as of October 31, 2010.

ARTICLE 6

 INDEMNIFICATION

Section 6.1       Indemnification by Seller and LTD.  From and after the Closing, each of Seller and LTD shall indemnify and hold harmless Buyer from and against any and all losses, liabilities, claims, demands, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Claims”) arising out of or resulting from: (a) any representation or warranty of Seller and LTD, as the case may be, in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate; or (b) any failure by Seller and LTD, as the case may be, to perform any of its covenants, agreements or obligations in this Agreement.

Section 6.2       Indemnification by Buyer.  From and after the Closing, Buyer shall indemnify and hold harmless Seller and LTD from and against any and all Claims arising out of or resulting from: (a) any representation or warranty of Buyer in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate; or (b) any failure by Buyer to perform any of its covenants, agreements or obligations in this Agreement.

Section 6.3       Procedure for Indemnification.  No party shall be entitled to indemnification under this Article 6 until such party (the “Indemnified Party”) shall have given the party obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice of the claim for indemnification and, if such claim for indemnification arises out of any claim, suit, action or proceeding by a third party against the Indemnified Party, unless and until the Indemnified Party shall have given the Indemnifying Party prompt written notice of such third-party claim and the Indemnifying Party has been offered the right, at the sole expense of the Indemnifying Party, to participate in the defense of such third-party claim.  If the Indemnifying Party elects to assume the defense of such a third-party claim, it shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof.  The Indemnifying Party shall not be liable for any settlement of any action or claim effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 6.4       No Bar.  The provisions of this Article 6 shall not limit in any way the claims which may be made by the parties at law or in equity for any breach by any such party of the terms of this Agreement or any document or instrument delivered pursuant hereto.

ARTICLE 7
Miscellaneous

Section 7.1       Brokers.  Each party represents to the other parties that it has not engaged any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

Section 7.2       Expenses.  All legal and other expenses incurred by any party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees.

Section 7.3       Survival.  Each of the covenants, representations and warranties of the parties made herein shall survive the Closing and shall not be merged in the consummation of the transactions contemplated hereby.

Section 7.4       Notices.  All notices and other communications under this Agreement shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery, or by facsimile addressed to the appropriate party at the address or facsimile number set forth below or such other address or facsimile number as the party may designate by notice given in accordance with this Section.  Notice shall be deemed validly given on the date of receipt as shown on the return receipt if delivered by certified or registered mail, on the date of delivery if done by personal delivery and upon confirmation of receipt if sent by facsimile with receipt confirmed.  Notice shall also be deemed validly given on the date that a party rejects or refuses to accept delivery or the date of an inability to effectuate delivery because of a changed address or facsimile number of which no notice was given in accordance with this Section.

If to Seller to:                                       WWA Group, Inc.

                                                            2465 W. 12th St. Tempe, Suite 2

                                                            Tempe, Arizona 85281-6935

If to LTD to:                                        World Wide Auctioneers, Ltd.

P.O. Box 17774

Jebel Ali Free Zone, Dubai, U.A.E.

If to Buyer to:                                      Seven International Holdings, Ltd, Suite 1401,

14th Floor, World Commerce Centre, Harbour City,

7-11 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong, China

Section 7.5       Entire Agreement; Amendments; Waivers.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto.  This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom any waiver or amendment may be sought to be enforced.  No action taken pursuant to this Agreement and no investigation by or on behalf of any party hereto shall be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement herein.  The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not be construed as a waiver of any other condition or subsequent breach.  The waiver by any party of any part of any condition precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition waived.

Section 7.6       Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  None of the parties shall assign this Agreement or delegate any of its duties hereunder to any other person or entity without the prior written consent of the other parties to this Agreement.

Section 7.7       Headings and Exhibit.  The section and other headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 7.8       Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

Section 7.9       Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law of such state.

Section 7.10     Arbitration.  The parties hereby submit all controversies, claims, and matters of difference to arbitration in Nevada, by a single arbitrator according to the Commercial Arbitration Rules of the American Arbitration Association from time to time in force.  This submission and agreement to arbitrate shall be specifically enforceable.  Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose:  (i) all questions relating to the breach of any obligation, warranty or condition hereunder, (ii) all questions relating to representations, negotiations and other proceedings leading to the execution hereof, (iii) failure of either party to deny or reject claim or demand from the other party, and (iv) all questions as to whether the right to arbitrate any question exists.  Arbitration may proceed in the absence of either party if notice of the proceeding has been given to such party.  The parties agree to abide by all awards rendered in such proceedings.  Such awards shall be final and binding on all parties.  It is the intention of the parties that the selection of arbitrators, the holding of the arbitration hearing, and the issuance of the findings of the arbitrators shall all be accomplished as expeditiously as possible, and the parties shall take all measures required to proceed in that fashion.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

SELLER

/s/ Eric Montandon

By: Eric Montandon

Its: Chief Executive Officer

                                                                        BUYER

/s/ Mohamed Wasim Niaz

By: Mohamed Wasim Niaz

Its: President

                                                                                       LTD

                                                                                                                                                            /s/ Eric Montandon

                                                                        By: Eric Montandon

                                                                        Its: President

EXHIBIT A

QUALIFIED PERPETUAL RIGHT TO USE THE PROPRIETARY RIGHTS

RETAINED BY SELLER

➢  Seller is granted the right to hold on line auctions using the software developed and owed by LTD. in any country, provided that it is not used to auction construction equipment in competition with LTD’s business.  Seller is also granted the right to use customer data owned by LTD to market it’s on line auctions of assets, provided these assets do not constitute construction equipment.